                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE



CONTACT:  Corporate Communications                           Investor Relations
          404/715-2554                                       404/715-6679



             DELTA AIR LINES REPORTS SEPTEMBER QUARTER 2001 RESULTS

ATLANTA, Nov 1, 2001 -- Delta Air Lines (NYSE:DAL) today reported a net loss of $295 million and a loss per share of $2.43 for the September 2001 quarter versus net income of $273 million and diluted earnings per share of $2.08 in the September 2000 quarter, excluding the unusual items described below. Including unusual items, the September 2001 quarter net loss and loss per share were $259 million and $2.13, respectively, versus net income of $133 million and diluted earnings per share of $1.01 in the September 2000 quarter.

         "The terrorist attacks against the United States on September 11, 2001 have had a severe impact on the airline industry," said Leo F. Mullin, Delta's chairman and chief executive officer. "Due to the dramatic decrease in passenger demand, Delta has taken several steps, including network changes and, unfortunately, employee reductions, to respond to this difficult operating environment."

         Delta estimates that the tragic events of September 11 negatively impacted revenues in the September 2001 quarter by approximately $400 million. This is in addition to revenues that were already projected to be down due to a weak economy and lingering effects of the 89-day Comair strike. In the September 2001 quarter, Delta's unit costs increased 4.5 percent from the September 2000 quarter, while non-fuel unit costs increased 6.4 percent, excluding unusual items. Total operating expenses decreased 1.8 percent, excluding unusual items, while available seat miles decreased 6.0 percent. Delta's fuel hedging program saved Delta $69 million, pretax, in the quarter. Delta is 67 percent hedged in the December 2001 quarter at approximately $0.59 per gallon.

         On September 26, Delta announced that it will reduce staffing by up to 13,000 jobs across all major work groups over the next few months. "Delta's people are Delta Air Lines," said Mullin. "This is the most difficult action I have had to take since joining Delta."

         Delta has offered its non-union employees in the United States and Puerto Rico six voluntary job reduction programs. Over 11,000 Delta employees elected to take the voluntary programs. "This extraordinary acceptance rate affirms the attractiveness of these programs," said Frederick Reid, president and chief operating officer of Delta. "Involuntary reductions are expected to affect only 2,000 employees -- 1,700 pilots and 300 from the other work groups."


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         In addition to the workforce reductions, Delta has instituted a broad-based recovery plan that includes eliminating discretionary spending, cutting capital expenditures, and reducing product and service offerings. In October 2001, Delta announced the closing of 35 of 70 city ticket offices, 11 of 50 Crown Room clubs, and five of 23 reservations call centers. Delta expects to record charges in the December 2001 quarter related to its early retirement program and impairment of fleet and facilities.

UNUSUAL ITEMS

         During the September 2001 quarter, Delta recorded several unusual items, net of tax: a $33 million non-cash charge related to equity rights, primarily in priceline.com, to comply with Statement of Financial Accounting Standard (SFAS) 133; a $42 million charge related to severance costs associated with the employee reduction programs; a $104 million gain for compensation received under the Air Transportation Safety and System Stabilization Act; and a $7 million gain on the sale of its investment in Equant, N.V.

         In the September 2000 quarter, Delta recorded the following unusual items, net of tax: a $141 million non-cash charge related to SFAS 133; a $13 million charge related to the decision to discontinue our Pacific gateway in Portland, Ore.; and a one-time, non-cash gain of $10 million related to its equity investment in Worldspan.

IMPACT OF UNUSUAL ITEMS


                                                 SEPTEMBER QUARTER 2001
                                          NET OF TAX ($MM)         EARNINGS PER SHARE
                                          ----------------         ------------------

Net Loss Excluding Unusual Items                      $(295)                   $(2.43)
Unusual Items:
   Stabilization Act Compensation              104                    0.85
   Severance                                   (42)                  (0.34)
   SFAS 133                                    (33)                  (0.27)
   Equant                                        7                    0.06
Total Unusual Items                       --------                  ------
                                                      $  36                    $  0.30
                                                      -----                    -------
Net Loss Including Unusual Items                      $(259)                   $ (2.13)
                                                      =====                    =======


FINANCIAL POSITION

         "An already challenging financial year for the airlines turned even more difficult when terrorist attacks struck our nation," stated M. Michele Burns, Delta's executive vice president and chief financial officer. "Delta management's quick response to reduce capacity and cut costs, combined with the assistance of government funds helped mitigate the financial pressures on our company. Nevertheless, Delta and the industry continue to face serious challenges ahead."

         During the September 2001 quarter, Delta received $346 million from the U.S. Government under the Air Transportation Safety and System Stabilization Act to compensate Delta for a portion of its direct


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and incremental losses resulting from the September 11 terrorist attacks. Delta expects to receive a total of approximately $690 million under this program.
For accounting purposes, Delta recognized $171 million, pretax, of the Stabilization Act compensation payment during the September 2001 quarter. Additionally, on September 17, Delta received $1.25 billion from a public sale of Enhanced Equipment Trust Certificates. As of September 30, Delta's cash balance was $2.8 billion.

         On October 12, 2001, Delta received $125 million in cash from the sale of its stake in SkyWest Airlines. "Delta is pleased with its relationship with SkyWest," said Burns. "This transaction was part of our ongoing initiative to monetize non-core assets and in no way signals a change in our operational relationship."

OPERATIONS UPDATE

         The terrorist attacks on September 11, 2001 have had a significant impact on Delta's operations. From September 11 through September 13, Delta canceled over 6,500 flights. By September 16, Delta was operating approximately 80 percent of its pre-September 11 schedule. "The employees of Delta Air Lines worked extremely hard to get the operation up and running in a safe, secure, and timely manner," said Reid. "Our employees went well above and beyond the call of duty to make sure our passengers' needs were met."

         Delta's load factor from September 11 through September 30, 2001 was
48.8 percent on Delta's reduced capacity. For the month of October 2001, Delta's preliminary results indicate that load factor increased to 61 percent. "Although there are encouraging signs as our operations improve and passengers begin to return, business is still far from what it was before the attacks," said Reid.

         Delta is working with the Federal Aviation Administration and the Department of Transportation to enhance Delta's security measures. Delta has completed installation of new security devices on all of the cockpit doors on its mainline aircraft.

NETWORK HIGHLIGHTS

         Effective November 1, 2001, Delta will reduce its capacity by approximately 16 percent, as measured by available seat miles from the level of service planned before September 11, 2001, due to the decline in passenger demand stemming from the terrorist attacks. As part of these reductions, Delta will suspend approximately 50 percent of its Delta Express capacity to Florida and will suspend certain international flights from John F. Kennedy Airport in New York including flights to Tokyo, Tel Aviv, Munich, Dublin, Shannon, Cairo, Dubai, Zurich, Brussels and Stockholm.

         On October 5, Delta announced a realignment of some of its Delta Connection carriers' regional jet operations to support Delta Air Lines' network adjustments. The adjustments will maintain Delta network access for all domestic markets currently served by Delta.


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         "In making these changes, Delta considered current and anticipated passenger demand, route profitability, and the ability to accommodate customers conveniently on other Delta flights," said Reid. "As demand returns, we will look to re-instate mainline service to cities where it can be done profitably."

         As a result of the capacity reduction, Delta is grounding 50 aircraft for the remainder of 2001. Delta is currently in negotiations with Boeing and Bombardier to defer certain new aircraft deliveries and will continually review its fleet plan based on demand and operational needs.

         On October 19, the U.S. and France announced an open skies air transport agreement. Delta, along with its European SkyTeam partners Air France, Alitalia and CSA Czech Airlines, filed an application for antitrust immunity with the U.S. Department of Transportation (DOT) earlier this year. This new open skies agreement will enable the U.S. Government to complete its review and consideration of the application. "We are hopeful that the DOT will now move swiftly to approve the application so passengers can begin to realize the benefits that will come from open skies and closer coordination among SkyTeam partners," said Mullin.

         Delta will host a webcast to discuss its quarterly earnings today, November 1, at 11:00 a.m. Eastern Standard Time. The webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta's goal is to become the No. 1 airline in the eyes of its customers, flying passengers and cargo from anywhere to everywhere. People choose to fly Delta more often than any other airline in the world on 4,813 flights each day to 370 cities in 64 countries on Delta, Delta Express, Delta Shuttle, Delta Connection carriers and Delta's Worldwide Partners. Delta is a founding member of SkyTeam, a global airline alliance that gives customers extensive worldwide destinations, flights and services. In addition to safely and securely making reservations and purchasing tickets at delta.com, Delta customers can select seats, upgrade, get up-to-date flight information, make accommodations reservations, and more. U.S.-based travel agencies also can access Delta Web fares for their customers via delta.com's Online Agency Service Center. For more information, go to delta.com.


         Statements in this press release (or otherwise made by Delta or on Delta's behalf) which are not historical facts, including statements about our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. Factors that could cause these differences include those listed in the Report on Form 8-K dated November 1, 2001 filed with the Securities and Exchange Commission.


                                     # # #


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                             DELTA AIR LINES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Unaudited; In Millions, Except Share Data)


                                                    Three Months                Nine Months
                                                        Ended                      Ended
                                                    September 30,               September 30,
                                                    2001      2000             2001       2000

Operating Revenues:
  Passenger                                        $3,190    $4,050           $10,325    $11,906
  Cargo                                               116       141               387        427
  Other, net                                           92       154               304        392
    Total operating revenues                        3,398     4,345            11,016     12,725

Operating Expenses:
  Salaries and related costs                        1,540     1,514             4,721      4,456
  Aircraft fuel                                       472       533             1,449      1,428
  Depreciation and amortization                       318       281               973        880
  Contracted services                                 249       239               761        703
  Landing fees and other rents                        203       199               601        582
  Aircraft maintenance mat'ls
    and outside repairs                               216       184               596        550
  Aircraft rent                                       183       183               557        554
  Other selling expenses                              153       190               497        523
  Passenger commissions                               137       164               422        509
  Passenger service                                   125       134               368        350
  Other special charges                                68        22               128        108
  Stabilization Act
    compensation                                     (171)       --              (171)        --
  Other                                               156       192               594        623
    Total operating expenses                        3,649     3,835            11,496     11,266

Operating Income (Loss)                              (251)      510              (480)     1,459

Other Income (Expense):
Interest expense, net                                (105)      (58)             (282)      (194)
Gains from sales of investments                        12        --                19        301
Fair value adjustments of
  SFAS 133 derivatives                                (51)      (66)               44        (66)
Misc. income(expense), net                            (13)        6               (30)        31
                                                     (157)     (118)             (249)        72

Income (Loss) Before Income Taxes                    (408)      392              (729)     1,531

Income Tax Benefit(Provision), Net                    149      (159)              247       (621)

Net Income (Loss) Before
 Cumulative Effect of Change
  In Accounting Principle                            (259)      233              (482)       910

Cumulative Effect of Change in
 Accounting Principle                                  --      (100)               --       (100)

Net Income (Loss)                                    (259)      133              (482)       810

Preferred Stock Dividends                              (3)       (4)              (10)       (10)

Net Income (Loss) Available
 To Common Shareowners                             $ (262)   $  129           $  (492)   $   800


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
Diluted Earnings (Loss)Per
 Share Before Cumulative
  Effect of Change in Acctg
   Principle                                $  (2.13)     $   1.77            $  (4.00)     $   6.90

Diluted Earnings (Loss)
 Per Share                                  $  (2.13)     $   1.01            $  (4.00)     $   6.14

Net Income (Loss) Excluding
 Unusual Items*                             $   (295)     $    273            $   (541)     $    819

Diluted Earnings (Loss) Per
 Share Excluding Unusual Items*             $  (2.43)     $   2.08            $  (4.48)     $   6.20

Operating Margin                                -7.4%         11.7%               -4.4%         11.5%

Weighted Average Shares Used
 In Diluted Income (Loss)
  Per Share Computation (000)                123,145       130,532             123,077       131,454


STATISTICAL SUMMARY:

Revenue Psgr Miles (millions)                 26,881        30,643              79,994        86,468
Available Seat Miles
 (millions)**                                 37,730        40,156             113,695       116,450
Passenger Mile Yield (cents)                   11.87         13.22               12.91         13.77
Operating Revenue Per
 Available Seat Mile (cents)                    9.00         10.82                9.69         10.93
Operating Cost per
 Available Seat Mile (cents)                    9.67          9.55               10.11          9.67
Operating Cost Per Available
 Seat Mile - Excluding*                         9.94          9.51               10.15          9.59
Passenger Load Factor
 (percent)                                     71.25         76.31               70.36         74.25
Breakeven Passenger Load
 Factor                                        76.86         66.70               73.63         65.15
Breakeven Passenger Load
  Factor - Excluding*                          79.16         66.42               73.92         64.52
Psgrs Enplaned (thousands)                    26,441        31,144              81,503        91,438
Revenue Ton Miles (millions)                   3,065         3,516               9,218         9,915
Cargo Ton Miles (millions)                       377           454               1,221         1,359
Cargo Ton Mile Yield (cents)                   30.85         31.09               31.72         31.44
Fuel Gallons Consumed
 (millions)                                      678           757               2,056         2,201
Average Price Per Fuel Gallon,
  net of hedging gains (cents)                 69.63         70.41               70.49         64.90
Number of Aircraft in Fleet at
 End of Period                                   826           821                 826           821
Average Full-Time Equivalent
 Employees                                    83,500        82,800              83,300        81,700


*        Statistics presented exclude unusual items discussed below.

Unusual Items for 2001 include:

         Three months ended September 2001 - fair value adjustments related to SFAS 133 equity derivatives; a gain on the sale of our investment in Equant; a charge related to our announcement to eliminate up to 13,000 jobs; and Stabilization Act compensation related to the September 11, 2001 terrorist attacks


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


         Nine months ended September 2001 - items discussed above for the September 2001 quarter; fair value adjustments related to SFAS 133 derivatives for the March and June 2001 quarters; and a charge related to Delta's decision to accelerate the retirement of nine Boeing 737 aircraft

Unusual Items in 2000 include:

         Three months ended September 2000 - costs related to our decision to close our Pacific gateway in Portland, Oregon; the cumulative effect of the adoption of SFAS 133, as well as the fair value adjustments related to FAS 133 for the September 2000 quarter; and a one-time, non-cash gain from our investment in Worldspan

         Nine months ended September 2000 - items discussed above for the September 2000 quarter; a special charge related to Delta's early retirement medical option; and gains on Delta's equity investments in priceline.com

** As a result of a pilot strike, Comair suspended its operations between March 26, 2001 and July 1, 2001. Accordingly, Comair had no Available Seat Miles (ASMs) during this period. Also, immediately following the September 11 terrorist attacks, the FAA closed U.S. airspace for several days. As a result, Delta, Comair and ASA had no ASMs during this period.

SELECTED BALANCE SHEET DATA:


                                  September 30,       December 31,
                                          2001               2000
                                    (unaudited)

Cash and cash equivalents             $ 2,786            $ 1,364
Total Assets                           24,377             21,931
Long-term debt, including
  current maturities                    8,953              5,859
Capital lease obligations,
  short-term and long-term                116                139
Total shareowners' equity               4,635              5,343


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